Exhibit 99.2

News Release

For Immediate Release on 06/07/12

ATP Oil & Gas Corporation, Houston

Chairman and CEO

T. Paul Bulmahn, 713-622-3311

or

Chief Financial Officer

Albert L. Reese Jr., 713-622-3311

www.atpog.com

ATP Announces Management Change

HOUSTON – June 7, 2012 – (Business Wire) – On June 1, 2012, ATP Oil & Gas Corporation (NASDAQ: ATPG) announced that Mr. Matt McCarroll replaced Mr. T. Paul Bulmahn as Chief Executive Officer of the company. Mr. Bulmahn continues to serve as Chairman and also in the newly created position of Executive Chairman of ATP. However, as of today, June 7, 2012, the company announced that it was unable to reach a mutually agreeable employment agreement with Mr. McCarroll and effective today he has submitted his resignation. In conjunction with his resignation, the previously announced purchase of shares from the company by Mr. McCarroll mentioned in the June 1, 2012 press release was rescinded.

About ATP Oil & Gas Corporation

ATP Oil & Gas is an international offshore oil and gas development and production company with operations in the Gulf of Mexico, Mediterranean Sea and the North Sea. The company trades publicly as ATPG on the NASDAQ Global Select Market. For more information about ATP Oil & Gas Corporation, visit www.atpog.com.

Forward-looking Statements

Certain statements included in this news release contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. ATP cautions that assumptions, expectations, projections, intentions, plans, beliefs or similar expressions used to identify forward-looking statements about future events may, and often do, vary from actual results and the differences can be material from those expressed or implied in such forward looking statements. Some of the key factors which could cause actual results to vary from those ATP expects include, without limitation, volatility in commodity prices for crude oil and natural gas, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as ability to access them, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting its business. ATP assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law. More information about the risks and uncertainties relating to ATP’s forward-looking statements is found in the company’s SEC filings or website, www.atpog.com.

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